Exhibit 3.1

ARTICLES OF AMENDMENT
OF
ARMATA PHARMACEUTICALS, INC.
AMENDED AND RESTATED ARTICLES OF INCORPORATION

Pursuant to Chapter 23B.10 of the Washington Business Corporation Act (the “WBCA”), Armata Pharmaceuticals, Inc., a Washington corporation, hereby submits the following Articles of Amendment to its Amended and Restated Articles of Incorporation (the “Articles of Amendment”):

Article 1. Name. The name of the corporation is Armata Pharmaceuticals, Inc. (the “Corporation”).

Article 2. Date of Adoption. The amendment set forth in Article 4 of this Articles of Amendment was adopted on March 26, 2020.

Article 3. Manner of Adoption. The amendment set forth in Article 4 of this Article of Amendment was adopted by a sufficient vote of the shareholders of the corporation in accordance with 23B.10.030 and 23B.10.040 of the WBCA.

Article 4. Amendment to Amended Articles of Incorporation. Article 11 of the Amended and Restated Articles of Incorporation is hereby amended to add the following paragraph at the second paragraph in said Article 11:

“Without limiting this corporation’s rights or obligations under any contract or agreement, this corporation renounces, to the fullest extent permitted by law, any interest or expectancy of this corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity (as defined in the following sentence). An “Excluded Opportunity” is any potential transaction or matter that may be an opportunity for this corporation that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) Innoviva, Inc. or (ii) any of its Affiliates (as defined below) (each a “Covered Person” and collectively, “Covered Persons”), unless such potential transaction or matter is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation. An “Affiliate” is, with respect to Innoviva, Inc., any other person directly or indirectly controlling, controlled by or under common control with such person, which shall include any director (including in such person’s capacity as an observer on any committee of the Board of Directors) who has been designated by Innoviva, Inc., but shall not include this corporation or any of its subsidiaries.”

Article 5. Effective Date of this Article of Amendment. The effective date of these Articles of Amendment shall be upon filing with the Washington Secretary of State.

Article 6. Signature. This record is hereby executed under penalties of perjury, and is, to the best of my knowledge, true and correct.

Todd R. Patrick, Chief Executive Officer

Date March 26, 2020